SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

COLONIAL PROPERTIES TRUST
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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____________________________________________________________________________________
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

March 21, 2006

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 26, 2006 at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent accountants - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

     We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person we urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

Thomas H. Lowder
Chairman of the Board, President
and Chief Executive Officer

Enclosures

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 26, 2006

Dear Shareholder:

You are cordially invited to attend our 2006 annual meeting of shareholders to be held on Wednesday, April 26, 2006, at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

1.	To elect trustees to serve for one-year terms expiring in 2007;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 8, 2006 will be entitled to vote at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

Birmingham, Alabama
March 21, 2006

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

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PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 26, 2006

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 26, 2006, at 10:30 a.m., central daylight savings time, in the auditorium on the 2nd floor of the AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, March 8, 2006, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on March 8, 2006, we had 45,254,236 common shares issued and outstanding.

     Common shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy, the shares will be voted (1) FOR the election of all nominees for trustee; and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     Our 2005 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2005 annual report to shareholders are first being mailed to our shareholders beginning on or about March 21, 2006. The mailing address for our executive office is Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is comprised of eleven members elected by the shareholders annually. Each trustee has been nominated for re-election at the meeting to hold office until the 2007 annual meeting of shareholders and until their successors are elected and qualified.

     Our board of trustees recommends a vote FOR these nominees. While we know of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Nominees for Election

     Carl F. Bailey, 75, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. From 1995 until 2002, Mr. Bailey served as president of BDI, a marketing and distribution company. Prior to 1995, Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and the governance committee of the board of trustees.

     M. Miller Gorrie, 70, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that is ranked 17th in the Engineering News - Record’s “Top 50 Domestic General Contractors”. He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, the Southern Research Institute, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     William M. Johnson, 59, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and The Mission Society; a member of the boards of directors of Reach Out Youth Solutions and World Parish Ministries. Mr. Johnson is a member of the Cherokee County (Atlanta area) Development Authority and is Vice Chairman of the Cherokee County Airport Authority. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to twenty-eight local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Glade M. Knight, 61, is the founder, chairman of the board and chief executive officer of three extended-stay hotel REITs: Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple REIT Six, Inc. Recently, Mr. Knight founded, and serves as chairman and chief executive officer of, Apple REIT Seven, Inc., a start-up company that plans to acquire hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. From 1993 until April 2005, Mr. Knight was founder, chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which owned apartment communities, and which we merged with in April 2005. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management.

     James K. Lowder, 56, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company. He also serves as chairman of the board of American Colonial Insurance Company, Inc., Colonial Commercial Development, Inc., Colonial Commercial Investments, Inc., Colonial Commercial Realty, Inc., Colonial Financial Services, Inc., Colonial Homes, Inc., Colonial Insurance Agency, Inc., Colonial Real Estate Company, Inc., Colonial Real Estate Investments, Inc., Lowder Construction Company, Inc., Lowder New Homes, Inc., Lowder Realty Company, Inc., and Lowder Realty Company, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board, president and chief executive officer.

     Thomas H. Lowder, 56, has been a trustee since our formation in July 1993. He has served as our chairman of the board, president and chief executive officer since July 1993. Mr. Lowder became president of Colonial Properties, Inc., our predecessor, in 1976, and since that time has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. Mr. Lowder is a current member of the National Association of Real Estate Investment Trusts (NAREIT), the National Association of Industrial and Office Parks (NAIOP) and the International Council of Shopping Centers. He is also a member and past president of the Alabama Chapter of the Realtors National Marketing Institute through which he successfully completed commercial real estate investment courses to receive the CCIM (Certified Commercial Investment Member) designation. He presently serves as a member of the Board of the following organizations: The Community Foundation of Greater Birmingham, Birmingham-Southern College, Crippled Children’s Foundation and United Way. Mr. Lowder is a past board member of NAREIT, past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children’s Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

     Herbert A. Meisler, 78, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. In addition Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

     Claude B. Nielsen, 55, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of AmSouth Bank Corporation, a financial services corporation, and also serves as a board member of the Birmingham Airport Authority. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Harold W. Ripps, 67, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

     Donald T. Senterfitt, 86, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, N.A., Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. He was president of the American Bankers Association in 1985-1986, and prior to his banking career while heading a Florida law firm, he was general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the Uni versity of Florida. Mr. Senterfitt is a past-president and is currently a member of the board of directors of Lighthouse Central Florida, Inc., a non-profit organization. He is a member of the finance committee of the City of Orlando. Mr. Senterfitt is the lead trustee of the board of trustees, chairman of the governance committee and a member of the audit committee of the board of trustees.

     John W. Spiegel, 65, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004, and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Bentley Pharmaceuticals, Inc., S1 Corporation and HomeBanc, Inc. He also serves on the board of directors of the Bank Administration Institute, the Woodruff Arts Center, the Children’s Healthcare of Atlanta, and the Francis L. Abreu Charitable Trust. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is a member of the audit committee and the executive compens ation committee of the board of trustees.

Vote Required

The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

INFORMATION REGARDING TRUSTEE COMPENSATION, BOARD AND COMMITTEE MEETINGS
AND CORPORATE GOVERNANCE

Compensation of Trustees

The following table sets forth the current compensation of non-employee trustees.

Non-Employee Trustees	2006

Annual Retainer – Board Members	$22,500
Annual Retainer – Lead Trustee	$15,000
Annual Retainer – Audit Committee Chairman	$15,000
Annual Retainer – Executive Compensation Committee Chairman	$7,500
Annual Retainer – Executive Committee Chairman	$7,500
Annual Retainer – Governance Committee Chairman	$7,500

Per Board Meeting Attended in Person	$1,750*
Per Board Meeting Attended by Telephone	$1,000

Committee Members (other than Chairman):
Per Committee Meeting Attended in Person	$1,250*
Per Committee Meeting Attended by Telephone	$1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone	$1,750*

* Plus out of pocket expenses.

     Non-employee trustees can elect to receive common shares in lieu of all or a portion of annual board and committee fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees under such plan shall have a fair market value equal to 125% of the amount of fees foregone.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s Second Amended and Restated Employee Share Option and Restricted Share Plan. The options vest one year after the date of grant, at an exercise price equal to the fair market value on the day of the grant.

     Non-employee trustees also receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Company’s Second Amended and Restated Employee Share Option and Restricted Share Plan. The restricted shares are valued based on the fair market value on the day of the grant and vest one year after the date of grant.

     Employee trustees are not entitled to any additional compensation for their service as trustees.

Meetings of the Board of Trustees

     Our board of trustees held five meetings during 2005. During 2005, each trustee attended more than 75% of the aggregate of (I) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (ii) all meetings of committees of which such trustee was a member (during the periods that such trustee served).

Executive Sessions of Non-Management Trustees

     Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at our sessions.

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2005 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created the position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the board in which management trustees and other members of management do not participate. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, provides advice with respect to the selection of committee chairs and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Senterfitt served in this position during 2005, and in January 2006 the board designated him to continue serving in this position until the Company’s 2007 annual meeting of shareholders.

Communication with the Board of Trustees

     The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Trustee Candidate Review

     Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee also considers issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including occupation and memberships on other boards.

     To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

  an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

  an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

  a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

  a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

  contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company’s corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities."

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an executive compensation committee, an audit committee and a governance committee.

Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met nine times in 2005.

Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees, independence for compensation committee members is defined by the listing standards of the New York Stock Exchange (“NYSE”). The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The executive compensation committee, among other things, makes grants of options and restricted shares to trustees and executive officers. The executive compensation committee charter is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The executive compensation committee met four times during 2005.

Audit Committee

     The audit committee consists entirely of independent trustees, independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the audit committee meet the foregoing requirements. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert” as defined under SEC rules and regulations. The audit committee met eight times during 2005.

Governance Committee

     The governance committee consists entirely of independent trustees, as independence for governance is defined by the NYSE listing requirements. The governance committee has a charter available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com, and developing and implementing our code of ethics for all employees, officers and trustees. A copy of the corporate governance guidelines also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee also is charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company’s policies regarding trustee nominations. The governance committee met five times during 2005.

The following table sets forth the membership of these committees:

Independent Trustees	Audit	Compensation	Executive	Governance
Carl F. Bailey	C		M	M
William M. Johnson		M	M
Glade M. Knight
Herbert A. Meisler	M	M
Claude B. Nielsen		C		M
Harold W. Ripps			M
Donald T. Senterfitt	M			C
John W. Spiegel	M	M
Non-Independent Trustees	Audit	Compensation	Executive	Governance
M. Miller Gorrie			C
James K. Lowder			M
Thomas H. Lowder			M
_________________
“M” signifies a member and “C” signifies a chairman.

     Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

     Our board of trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of Carl F. Bailey, William M. Johnson, Herbert A. Meisler, Claude B. Neilsen, Harold W. Ripps, Donald T. Senterfitt, John W. Spiegel and Glade M. Knight is “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bailey, Johnson, Meisler, Ripps, Senterfitt and Spiegel has no known relationship with the Company. In determining that Messrs. Ripps, Nielsen and Knight meet the criteria for independence under the NYSE listing standards, the board considered the following:

    *     Prior to October 2004, the Company had a 20% interest in three aircraft operated by NRH Enterprises, LLC, a company in which Mr. Ripps indirectly owns a 27% interest (through owning 90% of Rime, Inc., which owns 50% of W&H Enterprises, LLC, which owns 60% of NRH Enterprises, LLC). Mr. Ripps is also a director and executive officer of Rime, Inc. The Company’s relationship with NRH Enterprises, LLC ended in 2004 and the Company has had no relationship with NRH Enterprises, LLC since then. Payments to NRH Enterprises, LLC totaled less than $1 million in each of 2004 and 2003.

     *     Mr. Nieslen is a director of AmSouth Bancorporation, which participates in the Company’s credit facility. In light of the fact that Mr. Nielsen was not a director of AmSouth Bancorporation at the time we began our relationship with AmSouth Bancorporation, receives no compensation from AmSouth Bancorporation other than director and committee fees, and receives no compensation or other payments from AmSouth Bancorporation arising from his or AmSouth Bancorporation’s relationship with the Company, the board of trustees determined that Mr. Nielsen is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     *     Mr. Knight was the chairman and chief executive officer of Cornerstone, which the Company acquired via merger on April 1, 2005. Following the merger, Mr. Knight received certain payments including through the cashout of certain Cornerstone stock options assumed by the Company, payments under a change of control agreement assumed by the Company and an employment agreement that terminated upon consummation of the merger. In light of the fact that the payments received by Mr. Knight were pursuant to agreements entered into by Cornerstone, without the Company’s involvement, that none of the payments were contingent in any way on continued service (and, thus, were not direct compensation from the Company) and that Mr. Knight’s Cornerstone options became fully vested in connection with the merger, the board of trustees determined that Mr. Knight is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     Thomas H. Lowder is not independent as he is an employee of the Company. James K. Lowder is not independent as he is Thomas H. Lowder’s brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.”

     In connection with its review of independence our board of trustees has applied the following categorical independence standard:

     “If a trustee serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence.”

     Each of the independent trustees satisfied such standard (if applicable to such trustee).

Audit Committee Membership Criteria

     The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a trustee simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirement limiting the number of audit committees on which board members may serve.

     After retiring as an executive officer of Suntrust Banks, Inc. in August of 2004, Mr. Spiegel became a director of S1 Corporation. Mr. Spiegel subsequently advised our board that he had been nominated to join the audit committee of S1 Corporation and that, in the event of his election, he would simultaneously serve on the audit committees of more than three public companies. The board determined that, under these circumstances, serving on a fourth audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee. In September 2005, Mr. Spiegel became a director of HomeBanc Corp. Mr. Spiegel subsequently advised our board that he had been elected to serve on the audit committee of HomeBanc Corp. and that he would be simultaneously serving on the audit committee of more than three public companies. The board determined that, under these circumstances, serving on a fifth audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee.

Code of Ethics

     The Company has a code of ethics, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethics. A copy of the code of ethics is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2005. In connection with the performance of its responsibility under its charter, the audit committee has:

  Reviewed and discussed our audited financial statements with management;

  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

  Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

  Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

     The audit committee has also considered whether the independent public accountants’ provision of non-audit services to us is compatible with maintaining their independence.

Date: March 2, 2006

Members of the audit committee:
Carl F. Bailey, Chairman
Herbert A. Meisler
Donald T. Senterfitt
John W. Spiegel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2)

     We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers, LLP as our independent auditors for the fiscal year ending December 31, 2006. Our board of trustees recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2006. The accounting firm of PricewaterhouseCoopers LLP was previously appointed to serve as our independent auditors for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has served as our independent auditors since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary of Audit Fees

     During the years ended December 31, 2005 and December 31, 2004, we were billed by PricewaterhouseCoopers LLP the following amounts:

	2005	2004
Audit Fees (1)	$926,232	$867,340
Audit-Related Fees (2)	206,849	233,264
Tax Fees (3)	47,980	51,000
All Other Fees (4)	-	423,760

Total	$1,181,061	$1,575,364

(1)  Services consisted of audits of our financial statements, review of registration statements, provision of comfort letters and joint venture and subsidiary audits.
(2)  Services consisted of review of benefit plans, and research of issues and consultation on transactions.
(3)  Services consisted of research on tax issues and tax consultation on certain transactions.
(4)  2004 services consisted of audit and tax fees of $301,000 and $122,760, respectively, related to entities managed by Colonnade Properties LLC, a 57% owned subsidiary of the Company. The Company maintained no ownership interest in these entities and only provides management services through its ownership in Colonnade Properties LLC.

Vote Required

     Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent auditors, see “Voting Procedures and Costs of Proxy Solicitation.”

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service requires separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for our chief executive officer and our four other most highly compensated executive officers in 2005, whom we refer to as the “named executive officers”.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Restricted Share Awards ($) (1)	Securities Underlying Options (#) (2)		All other Compensation ($)(3)
Thomas H. Lowder Chairman of the Board, President And Chief Executive Officer	2005 2004 2003	$ 434,167 417,436 400,000	$ - - -	$ 284,280 792,341 -	7,909 28,094 -	- - -	$ 16,118 14,595 13,343

C Reynolds Thompson III Chief Operating Officer	2005 2004 2003	$ 379,896 365,256 350,000	$ - - -	$ 251,142 952,645 -	6,921 24,861 -	- - -	$ 14,569 12,402 11,903

Weston M. Andress Chief Financial Officer and Chief Investment Officer	2005 2004	$ 379,896 233,333	$ - -	$ 250,022 1,201,265	6,921 69,759	- -	$ 7,710 2,495

Paul F. Earle Executive Vice President Multifamily Division	2005 2004 2003	$ 276,354 257,962 240,000	$ - - -	$ 174,970 147,458 -	4,797 - -	- - -	$ 15,659 14,052 12,796

Charles A. McGehee Executive Vice President Mixed Use Division	2005 2004 2003	$ 276,354 257,962 240,000	$ - - -	$ 151,167 117,828 50,260	4,193 - -	- - -	$ 16,261 14,738 13,709

(1)

Our incentive compensation plan permits officers to elect to receive all or part of their annual bonus in the form of restricted common shares instead of cash. Officers who elect to receive up to 50% of their bonus in restricted shares receive shares having a market value on the issue date equal to 125% of the elected amount. Officers who elect to receive more than 50% of their annual bonus in restricted shares receive shares having a market value on the issue date equal to 140% of the elected amount. The value of the restricted share grants shown under the column titled “Restricted Share Awards” includes these restricted shares issued instead of cash bonus and other performance-based restricted share awards. The following table shows, for each of 2005, 2004 and 2003 (a) the annual bonus that each of our named executive officers was entitled to, (b) the percentage of annual bonus that each named executive officer elected to receive in the form of restricted common shares instead of cash, (c) the portion of the annual bonus that each named executive officer received in cash, and (d) the value (at the date of award) of restricted common shares received instead of cash. These restricted shares typically vest over three years, with 50% vesting on the first anniversary of the issue date and the remaining shares vesting in two equal installments on each of the second and third anniversaries of the issue date.

Name	Year	Bonus Amount	Percentage Received as Restricted Shares	Amount Received in Cash	Value of Restricted Shares
Thomas H. Lowder	2005	$147,963	100%	$-	$207,148
	2004	417,022	100%	-	583,831
	2003	-	-	-	-

C. Reynolds Thompson, III	2005	$131,180	100%	$-	$183,652
	2004	369,034	100%	-	516,648
	2003	-	-	-	-

Weston M. Andress	2005	$130,380	100%	$-	$182,532
	2004	368,114	100%	-	515,360

Paul F. Earle	2005	$91,563	100%	$-	$128,188
	2004	87,204	100%	-	122,086
	2003	-	-	-	-

Charles A. McGehee	2005	$78,772	100%	$-	$110,281
	2004	67,470	100%	-	94,458
	2003	35,900	100%	-	50,260

In addition to the restricted shares that each of our named executive officers received instead of cash bonus, each of our named executive officers were awarded additional restricted common shares in 2005 and 2004. The following table shows the number and value (at the date of award) of these restricted shares awarded for each of 2005 and 2004 for each of our named executive officers. These restricted shares vest over five years in equal installments.

Name	Year	Number of Restricted Shares	Value of Restricted Share Awards
Thomas H. Lowder	2005 2004 2003	1,582 5,619 -	$77,132 208,511 -

C. Reynolds Thompson, III	2005 2004 2003	1,384 11,297 -	$67,490 435,997 -

Weston M. Andress	2005 2004	1,384 17,755	$67,490 685,905

Paul F. Earle	2005 2004 2003	959 626 -	$46,782 23,244 -

Charles A. McGehee	2005 2004 2003	839 626 -	$40,886 23,244 -

The number and value of the aggregate restricted share holdings of each of our named executive officers at December 31, 2005 were as follows:

Name	Number of Restricted Shares	Value of Restricted Share Awards
Thomas H. Lowder C. Reynolds Thompson, III Weston M. Andress Charles A. McGehee Paul F. Earle	25,425 26,714 29,829 6,093 5,277	$1,067,341 1,121,454 1,252,221 255,784 221,528

Dividends are paid on restricted shares at the same rate paid to all other holders of common shares.

(2) Options are reported for the year in which they are earned. Options are granted after the end of the fiscal year in which they are earned.

(3) Other Compensation consists of our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for medical insurance and our payment of premiums for long-term care policies as shown in the table below.

Name	Year	401(k) Contribution	Medical Insurance	Long-term Care Insurance	Long-term Disability Insurance	MEDJET Premium	Total All Other Compensation
Thomas H. Lowder	2005 2004 2003	$ 6,150 6,150 6,000	$ 4,721 3,822 3,358	$1,720 1,720 2,497	$3,136 2,513 1,098	$ 390 390 390	$16,118 14,595 13,343

C. Reynolds Thompson, III	2005 2004 2003	$ 6,150 6,150 6,000	$ 4,721 3,822 3,358	$1,172 528 838	$2,261 1,637 838	$ 265 265 265	$14,569 12,402 11,903

Weston M. Andress	2005 2004	$ 2,100 -	$ 4,721 2,230	$ - -	$ 624 -	$ 265 265	$7,710 2,495

Paul F. Earle	2005 2004 2003	$ 6,150 6,150 5,885	$ 4,721 3,822 3,358	$1,335 1,251 953	$3,188 2,564 2,335	$ 265 265 265	$15,659 14,052 12,796

Charles A. McGehee	2005 2004 2003	$ 6,150 6,150 6,000	$ 4,721 3,822 3,358	$2,090 2,090 1,184	$3,035 2,411 2,902	$ 265 265 265	$16,261 14,738 13,709

The following table sets forth certain information relating to options to purchase common shares granted to our named executive officers during 2005.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)
Thomas H. Lowder	1,329 26,765	0.9% 18.0%	$37.62 37.11	02/03/2015 04/07/2015	$ 6,186 130,346	(2) (2)

C. Reynolds Thompson, III	1,163 23,698	0.8% 15.9%	$37.62 37.11	02/03/2015 04/07/2015	$ 5,413 115,409	(2) (2)

Weston M. Andress	21,142 1,163 23,636	14.2% 0.8% 15.9%	$39.42 37.62 37.11	01/08/2015 02/03/2015 04/07/2015	50,297 5,413 115,107	(3) (2) (2)

Paul F. Earle	-	-	-	-	-

Charles A. McGehee	-	-	-	-	-

(1)	All options granted in 2005 become exercisable in five equal installments beginning on the first anniversary of the date of grant and have a term of ten years.
(2)

The Black-Scholes option-pricing model was chosen to estimate the value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value for the specified option grants: an option term of 10 years, volatility of 19.0%, dividend yield at 6.43% and risk free interest rate of 3.22%.

(3)

The Black-Scholes option-pricing model was chosen to estimate the value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value for the specified option grants: an option term of 10 years, volatility of 18.0%, dividend yield at 6.43% and risk free interest rate of 4.42%.

     The following table sets forth certain information concerning option exercises during 2005 and unexercised options held by our named executive officers at December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the Money Options at December 31, 2005 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas H. Lowder	15,585	$ 269,195	265,896	122,708	$3,329,949	$ 1,093,193

C. Reynolds Thompson, III	-	-	77,603	83,759	893,101	742,141

Weston M. Andress	-	-	8,991	81,910	44,124	350,824

Paul F. Earle	-	-	51,702	27,542	640,510	276,081

Charles A. McGehee	-	-	16,283	27,542	197,642	276,081

(1)

Based on the closing price of $41.98 per common share on December 31, 2005. An option is “in-the-money” if the fair market value of the common shares subject to the option exceeds the option exercise price.

Defined Benefit Plan

     We maintain a retirement plan for all of our employees hired before January 1, 2002. An employee became eligible to participate in the plan on January 1 or July 1 following the first anniversary of his or her employment or becomes eligible when the person reaches age 21, if later. Benefits are based upon the number of years of service (maximum 25 years) and the average of the participant’s earnings during the five highest years of compensation during the final 10 years of employment. Each participant accrues a benefit at a specified percentage of compensation up to the social security covered compensation level, and at a higher percentage of compensation above the social security covered compensation level. A participant receives credit for a year of service for every year in which 1,000 hours are completed in the employment.

     The following table reflects estimated annual benefits payable upon retirement under the retirement plan as a single life annuity commencing at age 65.

Pension Plan Table

			Years of Service
Remuneration	5	10	15	20	25
$100,000	$ 6,000	$12,000	$18,000	$24,000	$30,000
$125,000	$ 7,900	$15,800	$23,700	$31,600	$39,600
$150,000	$9,800	$19,600	$29,400	$39,200	$49,100
$200,000	$13,600	$27,200	$40,800	$54,400	$68,100
$207,000 or over	$14,100	$28,300	$42,400	$56,600	$70,700

     The benefits shown are limited by the current statutory limitations that restrict the amount of benefits that can be paid from a qualified retirement plan. The statutory limit on compensation that may be recognized in calculating benefits is $210,000 for 2005 in accordance with Section 401(a)(17) of the Internal Revenue Code. This limit is subject of cost-of living adjustments. The amounts shown in the table are not subject to any deduction from Social Security or other–offset amounts.

     Covered compensation under the plan includes the employees’ base salary and bonus, as shown in our Summary Compensation Table above. Thomas H. Lowder has 34 years of covered service under the plan, C. Reynolds Thompson, III has 9 years of service, Paul F. Earle has 15 years of service, and Charles A. McGehee has 30 years of service.

Employment Agreement

     Thomas H. Lowder, our president and chief executive officer, entered into an employment agreement with us in September 1993. This agreement provides for an initial term which ended December 31, 1996, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provides for annual compensation of at least $275,000 and incentive compensation on substantially the same terms as set forth in the description of the Annual Incentive Plan. See “Report on Executive Compensation – Annual Incentive Plan.” The agreement includes provisions restricting Mr. Lowder from competing with us during employment and, except in certain circumstances, for two years after termination of employment. In addition, in the event of disability or termination by us without cause or by the employee with cause, the agreement provides that we must pay Mr. Lowder the greater of (i) his base compensation and benefits for the remainder of the employment term or (ii) six months’ base compensation and benefits.

     None of our other named executive officers, or any of our other executive officers, has an employment agreement with us.

     For a discussion of the executive compensation committee's report on executive compensation, see "Report on Executive Compensation." For a discussion of executive compensation committee interlocks and insider participation, see "Executive Compensation Committee Interlocks and Insider Participation." For a comparison of our cumulative shareholder return on our common shares from December 31, 2000 through December 31, 2005, see "Performance Graph."

PERFORMANCE GRAPH

     The graph set forth below compares the yearly change in our cumulative total shareholder return on our common shares from December 31, 2000 through December 31, 2005, to the cumulative total return of the Standard and Poor’s 500 Stock Index and the National Association of Real Estate Investment Trusts Equity Index for the same period. The performance graph assumes an investment of $100 in our common shares and each index on December 31, 2000 and assumes reinvestment of all dividends. The performance shown in the graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return
Colonial Properties Trust, S&P 500 Index and NAREIT Equity Index
December 31, 2000-December 31, 2005

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the Securities and Exchange Commission, including this proxy statement, in whole or in part, the foregoing audit committee report and performance graph and the following report on executive compensation shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION

The following outlines how the executive compensation committee of the board of trustees of Colonial Properties Trust generally approaches determinations regarding compensation levels for our executive officers, including our named executive officers. The executive compensation committee is responsible for all aspects of our officer compensation programs and some aspects of non-officer compensation, and works closely with the entire board of trustees in the execution of its duties. The executive compensation committee is responsible for granting awards of options and restricted shares under our Employee Share Option and Restricted Share Plan.

     The Company’s executive compensation programs are based on the following guiding principles:

  Pay-for-Performance - The executive compensation committee places considerable emphasis on incentive compensation programs that reward executives for achieving specific operating and financial objectives, including total shareholder returns (“TSR”) and annual growth in funds from operations (“FFO”) per share. These incentive programs focus on both annual and long-term performance.

  Pay Competitiveness - The executive compensation committee believes that we must offer competitive total compensation to attract, motivate and retain executive talent. The committee’s philosophy is to provide total compensation, including base salary, annual incentives and long-term incentives, in the upper quartile of the prevailing market practices of our industry peers in years of superior performance. Actual compensation levels, however, will vary in competitiveness from year to year depending on corporate, business unit and individual performance.

  The executive compensation committee determines competitive levels of compensation using published compensation surveys, information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class and market capitalization. These companies include some of those used in the peer group index that appears in our total shareholder return graph included in our annual shareholders’ meeting proxy statements filed with the Securities and Exchange Commission. The published survey data and consultant data reflect real estate investment trust organizations with assets comparable to ours.

  Executive Share Ownership - The executive compensation committee believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to our financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance-accelerated/time-vesting restricted shares so that a significant portion of executive compensation is provided in the form of share-based compensation.

Base Salary Program

     The executive compensation committee’s objective is to provide total compensation to our executive officers at or above the upper quartile of the competitive market set by our industry peers in years when we and our executive officers each achieve superior results. To achieve this objective, the executive compensation committee has typically set base salary ranges for our executive officers around the median salaries being paid by our industry peers. The executive compensation committee will generally recognize and reward superior performance through its annual incentive plan (as described below) and not through salary increases. Salaries for executives are reviewed annually and take into account a variety of factors, including individual performance and general levels of market salary increases. Once an employee’s salary reaches the marketplace median, only an employee with higher levels of sustained performance over time or one assuming greater responsibilities will receive upward adjustments other than with market movements.

Annual Incentive Plan

     Our annual incentive plan is designed to reward and motivate key employees based on the Company’s and the individual’s performance and to give plan participants competitive cash compensation opportunities. As a pay-for-performance element of compensation, incentive awards are paid annually based on the achievement of performance objectives for the most recently completed fiscal year. To be consistent with our pay-for-performance philosophy, the executive compensation committee has previously used two key performance indicators as its primary performance targets for the named executive officers: (1) average 3 year total shareholder return and (2) annual growth in FFO per share. The executive compensation committee also attempts to provide our executive officers with individualized performance incentives based on areas within the executives’ individual influence and control, such as the performance of their divisions as measured against objective performance indicators such as, division FFO growth and same store NOI growth as compared to a peer group. In 2005, the executive compensation committee adopted specific performance goals and business criteria for the award of 2005 bonus payments to our executive officers. The performance goals and business criteria for 2005 bonus payments are based on the following: (i) achievement of total FFO performance as compared to an index of comparable REITs; (ii) achievement of a 3 year total shareholder return as compared to an index of comparable REITs; (iii) achievement of division funds from operation performance as compared to an index of comparable REITs; and (iv) achievement of division same store net operating income as compared to an index of comparable REITs.

     The amounts actually payable to executive officers pursuant to the annual incentive plan, if any, range from a minimum of 1% to a maximum of 250% of base salary based on the relative performance of the Company compared to peers as previously defined. The incentives payable are based on the Company’s performance ranging from a threshold at the 25th percentile to a maximum at the 90th percentile.

     In addition, to further align the interests of our employees with the interests of shareholders and to encourage employees to take a long-term view of our performance, an automatic 25% of their annual incentive award is taken in restricted shares with a value of 25% more than the amount of the cash bonus. The executives may elect to receive the remaining 75% or a portion of their annual incentive awards in restricted shares. The executive compensation committee typically provides an incentive for our executives to take their annual incentives in restricted shares by offering executives restricted shares having a value of up to 40% more than the amount of the cash bonus that they elect to invest in restricted shares. Restricted shares received in lieu of a cash bonus, typically vest over a three-year period, depending upon the percentage of the bonus the executive elects to invest in restricted shares, and are forfeited if either the executive is terminated for cause or the executive terminates service with us voluntarily, without good reason, prior to vesting.

Long-Term Incentive Compensation

     The executive compensation committee believes that our executives should have an ongoing stake in the success of the business and that key employees should have a considerable portion of their total compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, the executive compensation committee recognizes that for our executive officers and senior management, the economic success of many projects, and the total compensation to the officers and managers operating them, should be evaluated over a multi-year time horizon.

     The executive compensation committee currently relies on share options and restricted share awards in establishing long-term incentives for our named executive officers. The executive officers generally are awarded a maximum value equal to 100% of their cash bonus in a 50% split between stock options and restricted shares.

     Time-vested restricted share grants are fully at risk based on the continued employment of the executive officer. This means the restricted shares granted may be earned by the executive officers (i.e., become vested) if the executive officer remains employed with us for the vesting period. The time-vested restricted share grants generally vest in equal installments over a specified time period, typically five years from the date of grant.

2005 Chief Executive Officer Compensation

     The executive compensation committee considers several factors in developing an executive compensation package. For the chief executive officer, these include competitive market pay practices, individual performance level, experience, achievement of strategic goals and, most of all our financial success, including returns to our shareholders. Specific actions taken by the executive compensation committee regarding the CEO’s compensation for 2005 are summarized below.

     Base Salary. The executive compensation committee increased Mr. Lowder's annual salary to $440,000 in January of 2005. The executive compensation committee seeks to assure that Mr. Lowder’s base salary, together with his incentive compensation participation levels, provides a competitive overall package.

     Annual Incentive. The executive compensation committee made the amount of Mr. Lowder’s annual incentive award contingent upon our performance, as measured by our two key performance indicators, average three year total shareholder return and 2005 FFO growth per share. Based on the Company’s 2005 FFO growth per share, consistent with the performance levels described above under “Annual Incentive Plan”, Mr. Lowder’s 2005 annual incentive award was set at $154,263. Mr. Lowder elected to receive 100% of his award in restricted shares. In accordance with our annual incentive plan, he was issued restricted shares with a value equal to 140% of his annual incentive award.

     Long-Term Incentive. To increase his variable pay levels in support of our compensation philosophy, Mr. Lowder is included in the current long-term incentive plan, which provides primarily for grants of share options. In 2006, Mr. Lowder was granted options to purchase 7,909 shares. His 2006 option grant was based on our financial performance in 2005, as measured against the same key performance indicators that were used to determine his annual incentive award. Share options are granted at an exercise price equal to the fair market value of the underlying shares on the date of grant. Accordingly, options reward the executive for future corporate performance, since the executive receives income only if our share price increases after the grant date. In 2006, Mr. Lowder was granted 1,582 restricted shares based on our performance for 2005. Restricted share awards encourage executives to improve corporate performance and the ultimate value of the award is tied directly to our share price.

$1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year. Certain “performance-based compensation” is excluded from this $1 million cap. Our share option and restricted share plan has been structured in such a way that the executive compensation committee expects options granted under the plan to be treated as performance-based compensation which may be excluded from the deductibility limit. At this time, none of our executive officers’ compensation subject to the deductibility limits exceeds $1 million. However, in the executive compensation committee’s view, it is possible that the Company could be affected by the non-deductibility rules in the near future as a result of increasing executive officer compensation.

THE EXECUTIVE COMPENSATION COMMITTEE,

Claude B. Nielsen
William M. Johnson
Herbert A. Meisler
John W. Spiegel

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John W. Spiegel during 2005. None of these four members was our employee during 2005. In addition, no interlocking relationship existed between these members and any member of any other company’s board of directors, board of trustees or compensation committee during that period.

     During fiscal year 2005, we engaged in certain transactions with entities in which some of our trustees and executive officers had a financial interest. None of these transactions involved members of the executive compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has used an affiliated construction company to manage and oversee certain of its development, re-development and expansion projects. The affiliated construction company utilized by the Company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with the affiliated construction company in compliance with the Company’s approved “Policy on Hiring Architects, Contractors, Engineers, and Consultants”. The policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, the affiliated construction company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee presents each project to the independent members of the Executive Committee of the Board of Trustees for final approval. In each of the following transactions, the independent members of the Executive Committee approved such transactions unanimously.

     The Company paid $41.6 million, $20.0 million and $30.2 million for property construction costs to Brasfield & Gorrie LLC, a construction company partially-owned by Mr. M. Miller Gorrie (a trustee of the Company) during the years ended December 31, 2005, 2004 and 2003, respectively. Of these amounts, $36.6 million, $17.0 million and $26.9 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2005, 2004 and 2003, respectively. The Company had $8.0 and $3.3 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2005 and 2004, respectively.

     In March 2002, CPSI acquired a 20% interest in three aircraft from NRH Enterprises, L.L.C., (“NRH”) an entity in which Mr. Harold Ripps (a trustee of the Company) indirectly has an approximate 33% interest, for approximately $1.4 million. Additionally, CPSI entered into a joint ownership agreement with the other owners of the aircraft, including NRH, under which CPSI paid NRH, as agent for all of the owners of the aircraft, a monthly fee of $10,000, plus $1,400 per hour of the Company’s flight time, to cover the operating expenses of the aircraft. Further, CPSI entered into an aircraft services agreement with MEDJET Assistance, L.L.C., (MEDJET) an entity in which Mr. Ripps indirectly has an approximate 40% interest. Under this agreement, CPSI was obligated to pay a monthly fee of $5,000 to MEDJET for managing the use, maintenance, storage, and supervision of the aircraft. NRH paid this $5,000 monthly fee to MEDJET, on behalf of CPSI, from the $10,000 monthly fee referred to above. CPSI paid approximately $279,000 during 2004 and $319,000 during 2003 to NRH for usage and service of the aircraft under the above agreements. During 2004, the Company sold its interest in the three aircraft for $0.8 million and terminated the aircraft services agreement.

     The Company leased space to certain entities in which Mr. Thomas H. Lowder, Mr. James K. Lowder, and Mr. M. Miller Gorrie have an interest and received market rent from these entities of approximately $2.5 million, $1.6 million and $1.1 million during the years ended December 31, 2005, 2004 and 2003, respectively. Additionally, the Company provided management and leasing services to certain related entities and received fees from these entities of approximately $19,000, $27,000 and $200,000 during the years ended December 31, 2005, 2004 and 2003, respectively.

     Colonial Insurance Agency, a corporation owned by The Colonial Company, has provided insurance risk management, administration and brokerage services for the Company. The aggregate amount paid by the Company to Colonial Insurance Agency for these services during the years ended December 31, 2005, 2004 and 2003 were $0.5 million, $0.4 million and $0.2 million, respectively. As a part of this service, the Company placed insurance coverage with unaffiliated insurance carriers through a competitive bidding process. The premiums paid to these unaffiliated insurance carriers totaled $8.3 million, $3.6 million and $4.2 million during 2005, 2004 and 2003, respectively.

     In connection with the closing of the Company’s acquisition of Cornerstone via merger on April 1, 2005, the Company appointed Glade Knight, who formally served as the Chairman and Chief Executive Officer of Cornerstone, as a trustee of the Company. Mr. Knight was subsequently elected to serve as a trustee of the Company at the 2005 annual meeting of Colonial shareholders. On April 1, 2005, following the Cornerstone merger, Mr. Knight elected to cash out the options under a non-statutory stock option agreement between Cornerstone and Mr. Knight, which was assumed by the Company in the Cornerstone merger, and the Company paid Mr. Knight approximately $3.1 million (plus an applicable tax gross up payment) in connection therewith. In connection with the Cornerstone merger, the Company also assumed Cornerstone’s obligations under Mr. Knight’s change in control agreement. Shortly after the Cornerstone merger, the Company paid to Mr. Knight approximately $5.5 million (which includes an applicable tax gross up payment) in respect of Mr. Knight’s change in control agreement assumed by Colonial and Mr. Knight’s employment agreement with Cornerstone, which terminated in connection with the closing of the Cornerstone merger.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 8, 2006, the record date for our annual meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares,

(2)	each trustee and each named executive officer, and

(3)	our trustees, our named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder nor Mr. Ripps could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

Name and Business Address of Beneficial Owner	Number of Common Shares	Percent of Common Shares (1)	Percent of Common Shares and Units(2)

Thomas H. Lowder (3)	3,668,799	7.6%	6.5%

James K. Lowder (4)	2,297,286	4.9%	4.1%
2000 Interstate Parkway
Suite 400
Montgomery, Alabama 36104

Cohen and Steers (5)	3,493,500	7.7%	6.2%
280 Park Avenue, 10th Floor
New York, NY 10017

Neuberger Berman, Inc (6)	3,386,805	7.5%	6.0%
605 Third Avenue
New York, NY 10158

Carl F. Bailey (7)	106,926	*	*

M. Miller Gorrie (8)	700,376	1.5%	1.2%

William M. Johnson (9)	945,638	2.1%	1.7%

Glade M. Knight (10)	662,081	1.5%	1.2%

Herbert A. Meisler (11)	610,013	1.3%	1.1%

Claude B. Nielsen (12)	74,319	*	*

Harold W. Ripps (13)	2,083,854	4.4%	3.7%

Donald T. Senterfitt (14)	51,484	*	*

John W. Spiegel (15)	18,670	*	*

C. Reynolds Thompson, III (16)	168,464	*	*

Weston M. Andress (17)	54,329	*	*

Paul F. Earle (18)	102,639	*	*

Charles A. McGehee(19)	93,166	*	*

All executive officers and trustees as a group
(19 persons) (20)	11,797,202	21.7%	18.3%
_________________
*	Less than 1%

(1)

For purposes of this calculation, the number of common shares deemed outstanding includes 45,254,236 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of March 8, 2006.

(2)

For purposes of this calculation, the number of common shares and units deemed outstanding includes 45,254,236 common shares currently outstanding, 10,853,529 units currently outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 8, 2006. All such outstanding units are currently redeemable within 60 days of March 8, 2006.

(3)

The total includes 149,652 shares owned by Thomas Lowder, 175,296 shares owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture (“EPJV”), a general partnership of which Thomas, James and Robert Lowder are the sole general partners, 19,188 shares owned pursuant to the Company’s 401(k) plan, 21,000 shares owned, and 61,460 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder’s children, and 242,256 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 units owned by Thomas Lowder, 89,285 units owned by Thomas Lowder Investments, LLC, 1,369,396 Units owned by CCI, 1,012,976 units owned by EPJV, in which T. Lowder has sole voting control, and 195 units held in trust for the benefit of Thomas Lowder’s children. Shares and units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4)

The total includes 85,949 shares owned by James Lowder, 175,296 shares owned by CCI, 19,200 shares owned by James Lowder as custodian for his children, 41,444 shares owned pursuant to the Company’s 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 Units owned by James Lowder, 89,285 units owned by James Lowder Investments, LLC, 1,369,396 units owned by CCI and 195 units held in trust for the benefit of James K. Lowder’s children.

(5)

The Schedule 13G/A filed February 10, 2006 of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. states that each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. has sole voting power with respect to 3,397,100 common shares and sole dispositive power with respect to 3,493,500 common shares.

(6)

The Schedule 13G/A filed February 21, 2006 of Neuberger Berman Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc. states that: (a) Neuberger Berman Inc. and Neuberger Berman, LLC each has sole voting power with respect to 123,405 common shares, shared voting power with respect to 3,242,600 common shares and shared dispositive power with respect to 3,386,805 common shares and (b) Neuberger Berman Management Inc. has shared voting power and shares dispositive power with respect to 3,242,600 common shares. The Schedule 13G/A indicates that (a) Neuberger Berman, LLC is deemed to be a beneficial owner of certain shares since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote the securities of many unrelated clients, however, Neuberger Berman, LLC does not have any economic interest in the securities of those clients and the clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities; (b) with regard to certain shares for which shared power to direct voting is reported, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be the beneficial owners since they have the power to make decisions whether to retain or dispose of securities held by Neuberger Berman’s various other Funds; (c) Neuberger Berman, LLC is the sub-advisor to the aforementioned Funds; (d) no other Neuberger Berman, LLC advisory client has an interest of more than 5% of the Company.

(7)	Includes 43,331 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey’s spouse, 45,000 shares subject to options exercisable within 60 days and 17,595 units.

(8)

Includes 103,709 shares owed by Mr. Gorrie, 314,752 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 8,725 shares held in trust for Mr. Gorrie’s brother and 6,667 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC., and 109,383 units owned by Mr. Gorrie.

(9)

Includes 154,118 shares owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson’s spouse. Also includes 6,667 shares subject to options exercisable within 60 days. The total also includes 447,642 units owned by Mr. Johnson, 74,505 units owned by William M. Johnson Investments I, LLP, an entity controlled by Mr. Johnson. Also included are 100,000 shares held by Faith Ventures Foundation, Inc., 90,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc. and 60,000 units held in the William M. Johnson and Phyllis B. Johnson Foundation, as to which Mr. Johnson has shared voting and investment power.

(10)

Includes 550,660 shares owned by Mr. Knight, 84,226 shares owned by LLP, 1,547 shares owned by Mr. Knight’s sons, 20,648 owned by Mr. Knight’s spouse and 5,000 shares subject to options exercisable within 60 days.

(11)

Includes 21,484 shares owned by Mr. Meisler, 44,000 shares subject to options exercisable within 60 days, 471,872 units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 units directly owned by Mr. Meisler.

(12)	Includes 11,484 shares owned by Mr. Nielsen, 50,000 shares subject to options exercisable within 60 days and 5,865 units. Also includes 6,970 shares owned by Mr. Nielsen as custodian for his children.

(13)	Includes 101,212 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 6,667 shares subject to options exercisable within 60 days and 1,925,975 units.

(14)	Includes 1,484 shares owned by Mr. Senterfitt and 50,000 shares subject to options exercisable within 60 days.

(15)	Includes 5,337 shares owned by Mr. Spiegel and 13,333 shares subject to options exercisable within 60 days.

(16)

Includes 35,729 shares owned by Mr. Thompson, 113,994 shares subject to options exercisable within 60 days, and 1,146 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 units owned directly.

(17)	Includes 31,572 shares owned by Mr. Andress and 22,757 shares subject to options exercisable within 60 days.

(18)

Includes 16,209 shares directly owned by Mr. Earle, 61,985 shares subject to options exercisable in 60 days and 17,595 units owned directly. Also includes 6,850 shares owned pursuant to the Company’s 401(k) plan.

(19)

Includes 30,231 shares directly owned by Mr. McGehee, 1,275 shares owned by Mr. McGehee’s spouse, 681 shares owned by Mr. McGehee’s daughters, 13,318 shares owned pursuant to the Company’s 401(k) plan and 30,066 shares subject to options exercisable in 60 days. Mr. McGehee also owns 17,595 units owned directly.

(20)

Includes 2,588,595 shares, 8,294,379 units and 914,228 shares subject to options exercisable within 60 days held by executive officers and trustees. Shares and units held by CCI have been counted only once for this purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2005, there were no late filings.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2007 annual meeting must be received by us prior to November 21, 2006 to be considered for inclusion in our proxy material for the 2007 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 26, 2007 and no later than February 25, 2007, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after March 12, 2007 of an intent to present a proposal at the 2007 annual meeting of shareholders and the proposal is voted upon at the 2007 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2007 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of all votes cast at the meeting. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company’s governance guidelines provide that:

In an uncontested election, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to any matter to be voted on at the meeting. Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of these proposals.

     We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

HOUSEHOLDING OF PROXY MATERIALS

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

     Your vote is important. If you are unable to be present at the meeting in person, please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

March 21, 2006

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Colonial Properties Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COLNL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLONIAL PROPERTIES TRUST

Vote on Trustees
1.
To elect the following nominees to the Board of Trustees. Nominees:

(01) Carl F. Bailey, (02) M. Miller Gorrie, (03) William M. Johnson,
(04) Glade M. Knight, (05) James K. Lowder, (06) Thomas H. Lowder,
(07) Herbert A. Meisler, (08) Claude B. Nielsen, (09) Harold W.
Ripps, (10) Donald T. Senterfitt, (11) John W. Spiegel		For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals					For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as independent auditors of the Company for the fiscal year				☐	☐	☐
ending December 31, 2006.

Pleas sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated			☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COLONIAL PROPERTIES TRUST

Proxy solicited on behalf of the Board of Trustees of
the Company for Annual Meeting to be held on April 26, 2006

      The undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints Thomas H. Lowder, C. Reynolds Thompson, III and John P. Rigrish, or any of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or any of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the 2nd Floor of AmSouth-Harbert Plaza, 1901 6th Avenue North, Birmingham, Alabama 35203, on April 26, 2006 at 10:30 a.m., central daylight saving time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees’ recommendations for Proposal 1 and Proposal 2. If no direction is otherwise made, this proxy will be voted FOR Proposals 1 and 2. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

For any and all other matters as may properly come before the meeting, this proxy shall be voted with discretionary authority. The proxies cannot vote your preferences unless you sign, date and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE